Exhibit 10.40

XCYTE THERAPIES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of December 31, 2001 (the “Effective Date”), by and between Joanna S.L. Black (“Employee”) and Xcyte Therapies, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to Employee’s employment with the Company as of and after the date of this Agreement.

1. Duties.

(a) Position Responsibilities. Employee shall be employed as General Counsel and Director of Business Development of the Company commencing January 28, 2002 (the “Start Date”). The duties and responsibilities of Employee shall include the duties and responsibilities as attached hereto as Attachment A and such other duties and responsibilities as the Chief Executive Officer or the Chief Business Officer may from time to time reasonably assign to Employee, in all cases to be consistent with Employee’s corporate office and position.

(b) Obligations to the Company. Employee agrees to the best of her ability and experience that she will at all times faithfully perform all of the duties and obligations required of and from Employee, consistent and commensurate with Employee’s position, pursuant to the terms hereof. During the term of Employee’s employment relationship with Company, Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Company, as a director, officer, advisor or contractor or in any other capacity with respect to any such competitive business. Nothing in this Agreement will prevent Employee from (i) making personal investments in, and sitting on the board of directors or board of advisors of, businesses that are not competitive with the business of Company, or (ii) accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, provided that such activities listed in (i) and (ii) do not materially interfere with Employee’s obligations to Company as described above. Nothing in this Agreement will require Employee to divest of passive investments made prior to this Agreement in a business that is or may be competitive with the business of the Company or from making similar investments in the future provided that Employee is no longer employed by the Company. Employee will comply with and be bound by Company’s operating policies, procedures and practices from time to time in effect during the term of Employee’s employment.

2. Confidentiality Agreement. On or prior to the Start Date, Employee shall sign a Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Attachment B. Employee hereby represents and warrants to Company that she has complied with all obligations under the Confidentiality Agreement since the commencement of discussions with the Company regarding employment and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee’s employment relationship with Company.

3. Compensation.

(a) Salary. Employee shall receive a monthly salary of $12,500 (subject to applicable withholding taxes), which is equivalent to $150,000 on an annualized basis (the “Base Salary”). Employee’s monthly salary will be payable pursuant to the Company’s normal payroll practices.

(b) Stock Options. The Company will recommend to the Board of Directors of the Company that, at the next Board meeting, following the Employee’s Start Date, Employee be granted an option to purchase 50,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant and a vesting schedule as follows: subject to Employee’s continued active full-time employment with the Company, 25% of the Shares shall vest on the date that is the one year anniversary of the Vesting Commencement Date (defined by reference to the Employee’s Start Date) and an additional 1/48th of the Shares shall vest monthly thereafter until all Shares have vested (total vesting in 48 months), with such additional vesting on Change of Control, as that term is defined in the Company’s 2000 Stock Option Plan (the “Stock Option Plan”) as is determined by the Board at the time of grant. The option will be an incentive stock option to the maximum extent allowed by the Internal Revenue Code of 1986, as amended, and will be subject to the terms of the Stock Option Plan and the Stock Option Agreement between Employee and the Company.

4. Benefits.

(a) General Benefits. Employee will be eligible to participate in the Company’s employee benefit plans of general application in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for such other benefits as the Company generally provides to its other employees of comparable position.

(b) Vacation. Employee will be eligible to accrue up to 12 days paid vacation in the first year of service, and 1 additional day per year of service for a maximum accrual of 17 days paid vacation per year, on a pro-rated accrual basis throughout each calendar year, which accrued vacation may be used in the year in which accrued or in a subsequent year, subject to the Company’s policies with respect to maximum accrual of unused vacation.

5. Term; At-Will Employment. The employment of Employee under this Agreement shall be for an unspecified term. The Company and Employee acknowledge and agree that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

6. Separation Benefits. Employee shall be entitled to receive separation benefits upon termination of employment only as set forth in this Section 6; provided, however, that in the event Employee is entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which Employee is entitled under such severance pay plan shall reduce the amount of severance pay to which Employee is entitled pursuant to this Section 6. In all cases, upon termination of employment Employee will receive payment for all salary and unused vacation accrued as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(a) Voluntary Resignation. If Employee voluntarily elects to terminate Employee’s employment with the Company, Employee shall not be entitled to any severance benefits.

(b) Termination for Cause. If the Company or its successor terminates Employee’s employment for Cause, then Employee shall not be entitled to receive any separation benefits.

(c) Involuntary Termination. If Employee’s employment is terminated by the Company or its successor under circumstances that constitute an Involuntary Termination, provided Employee signs a general release of claims in the form attached hereto as Attachment C, she shall receive (i) continued payment of her base salary until the date that is three (3) months from Employee’s Involuntary Termination, subject to applicable withholding taxes, and paid in accordance with the Company’s normal payroll schedule commencing after Employee’s execution of the general release of claims, and (ii) reimbursement for her expenses incurred in continuing her medical insurance for herself and her dependents under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), as applicable, for a period of three (3) months following the commencement of such COBRA continuation coverage, provided Employee makes a timely election for and continues to be eligible for such continued coverage.

(d) Termination by Reason of Death or Disability. In the event that Employee’s employment with the Company terminates as a result of Employee’s death or her inability to perform the essential functions of her position with or without reasonable accommodation on account of a mental or physical disability, Employee or Employee’s estate or representative, as applicable, will receive all salary and unpaid vacation accrued as of the date of Employee’s employment termination and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(e) Definition of “Involuntary Termination”. For purposes of this Agreement, Employee shall be considered to have been terminated under circumstances that constitute Involuntary Termination if she is terminated by the Company or its successor without Cause (other than on account of death or disability).

(f) Definition of “Cause”. For purposes of this Agreement, “Cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:

(i) Employee’s failure to cure, within 30 days after written notice thereof from the Company, her failure to substantially perform her duties hereunder or gross negligence in the performance thereof, or failure to follow Company policy as set forth from time to time or to follow the legal directives of the Company’s Chief Executive Officer, so long as such directives are not inconsistent with the Employee’s position and duties and this Agreement;

(ii) Employee’s act of fraud or embezzlement, or of dishonesty or other misconduct that materially damages the Company, including conviction of a felony;

(iii) Employee’s incurable willful breach of any material provision of the Confidentiality Agreement (as defined in Section 2 above), including without limitation, Employee’s theft or other misappropriation of the Company’s proprietary information.

7. Conflicts. Employee represents that her performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

8. Successors and Assigns. The rights and obligations under this Agreement shall benefit and be binding on any successor and/or assign of the Company, and the Company shall cause such successor and/or assign to agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Employee’s obligations under this Agreement may not be assigned.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c) Sole Agreement. This Agreement, including any Attachments hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement the date first written above.

XCYTE THERAPIES, INC.

By: /S/ Ronald J. Berenson

Title: President & CEO

Address:	1124 Columbia Street, Suite 130 Seattle, Washington 98104

JOANNA S. L. BLACK

Signature:	/S/ Joanna S. L. Black

Address:	1222 Kirkland Avenue Kirkland, Washington 98033

ATTACHMENT A

XCYTE THERAPIES, INC.

POSITION DESCRIPTION

Date: December 31, 2001

Position Title:	General Counsel and Director Business Development
Position Status:	Full-time; Exempt
Reports to:	Chief Business Officer

This organization believes that each employee makes a significant contribution to our success. That contribution should not be limited by the assigned responsibilities. Therefore, this position description is designed to outline primary duties, qualifications and job scope, but not limit the incumbent nor the organization to just the work identified

Primary Responsibilities:

•	Establish the Company’s legal department, including developing procedures for review and filing of contracts and other legal documents.

•	Manage outside patent counsel and all intellectual property, licensing, patent filing and prosecution related matters.

•	Manage outside regulatory counsel and all regulatory and clinical legal matters.

•	Manage outside corporate counsel and all legal issues relating to corporate securities, employment, stockholders, the board of directors, and litigation.

•	Draft, negotiate and act as a strategic advocate on behalf of the Company in its business development endeavors.

•	Take an active role in any initial public offering activities of the Company.

•	Other reasonable duties assigned by the Chief Business Officer.

ATTACHMENT C

GENERAL RELEASE OF CLAIMS

This General Release of Claims is made by and between                      (“Employee”) and Xcyte Therapies, Inc., a Delaware corporation (the “Company”).

Whereas, in consideration for and contingent upon Employee’s release of claims as set forth below, the Company has agreed to provide certain separation benefits to Employee in connection with her termination of employment as set forth in the Employment Agreement between Employee and the Company dated             , 2001 (the “Separation Benefits”); and

Whereas, Employee acknowledges and agrees that she is not entitled to any severance payment or separation benefits from the Company other than the Separation Benefits and that she is entitled to the Separation Benefits only upon the Release Effective Date of this General Release of Claims; and

Whereas, Employee desires to mutually release the Company and related parties from claims as set forth below;

Employee agrees that the Separation Benefits represents settlement in full of all outstanding obligations owed to Employee by the Company with respect to Employee’s employment relationship with the Company and the termination of such relationship. Employee, on behalf of himself and her heirs, executors, representatives, agents, attorneys, successors and assigns, hereby fully and forever releases the Company and its officers, directors, employees, shareholders, agents, attorneys, subscribers, investors, affiliates, predecessors, successors and assigns (hereinafter, “Xcyte Therapies”) from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that she may possess arising from any omissions, acts or facts that have occurred up until and including the date Employee signs this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment with the Company or its successor and termination of that employment;

(b) any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1991, and Chapter 49.60 of the Revised Code of Washington or any other state and federal laws and regulations relating to employment or employment discrimination;

(c) any and all claims for wrongful termination of employment, breach of contract, breach of a covenant of good faith and fair dealing, violation of public policy, misrepresentation, emotional distress, interference with contract or prospective economic advantage, and defamation;

(d) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company;

(e) any and all claims, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) related to severance benefits; and

(f) any and all claims for attorney’s fees and costs.

Employee and the Company agree that the release set forth herein shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to Employee’s right to vested benefits (other than severance pay) under any Company-sponsored benefit plan covered by ERISA.

Employee agree that she will not assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against the Company relating to employment discrimination.

Employee and the Company agree that nothing contained in this Release shall constitute or be treated as an admission of wrongdoing by Employee or the Company.

Employee agrees that at all times in the future she will continue to be bound by the terms and conditions set forth in the Proprietary Information and Invention Assignment Agreement between Employee and the Company executed in connection with the commencement and continuation of her employment, dated             , 2001 (the “Confidentiality Agreement”).

If Employee is forty (40) years of age or older as of the Separation Date, Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). Employee also acknowledges that the consideration given for the Release above is in addition to anything of value to which she was already entitled. Employee further acknowledges that she has been advised by this writing, as required by the ADEA and as provided under the Older Workers Benefit Protection Act of 1990, that (a) she has the right to consult with an attorney before signing this Release; (b) her Release does not apply to any rights or claims that may arise after the date she signs this Release; (c) she has twenty-one (21) days after receipt of notice of her termination and a copy of this Release in final form within which she may review and consider this Release, discuss it with an attorney of her own choosing, and decide to execute or not execute it (although she may choose to voluntarily execute this Release earlier); (d) she has a period of seven (7) days after she signs this Release to revoke the Release; and (e) this Release will not be effective (the “Release Effective Date”) until the eighth day after this Release has been signed by Employee, and only then if Employee does not revoke it. In order to revoke this Release, Employee must deliver to the Company, within seven (7) days after she has signed this Release, a letter stating that she is revoking it. Employee understands that if she chooses to revoke this Release within seven (7) days after she signs it, she will not receive any severance benefits and the Release will have no effect.

If Employee is not forty (40) years of age or older as of the Separation Date, the Release Effective Date will be the date that both parties have signed this Release.

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

JOANNA S.L. BLACK, an individual	XCYTE THERAPIES, INC.

By:

Its:

Dated:	Dated: